Exhibit 4.1
     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
HARRIS CORPORATION
4.40% NOTES DUE 2020

Registered No. R-1 Issue Date: December 3, 2010	CUSIP: 413875AM7 ISIN: US413875AM76 $400,000,000
       HARRIS CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware, promises to pay to Cede & Co. or registered assigns, the principal amount of FOUR HUNDRED MILLION DOLLARS ($400,000,000) on December 15, 2020.
       This Security shall bear interest at the rate of 4.40% per annum. Additional provisions of this Security are set forth on the other side of this Security.

Dated: December 3, 2010	HARRIS CORPORATION
By:
		Name:	Gary L. McArthur
		Title:	Senior Vice President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
       This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:
Authorized Signatory

Dated: December 3, 2010

REVERSE OF SECURITY
4.40% NOTES DUE 2020
1.     Interest.
       This Security shall bear interest at the rate of 4.40% per year on the principal amount hereof, from December 3, 2010 or from the most recent Interest Payment Date (as defined below) to which payment has been paid or duly provided for, payable semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), commencing June 15, 2011, to the persons in whose names the Securities are registered at the close of business on June 1 or December 1 (each, a “Regular Record Date”) (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Interest on the Securities will be computed on the basis of a 360-day year comprised of twelve 30-day months.
       If the principal amount of a Security, plus accrued and unpaid interest, or any portion thereof, is not paid when due (whether upon acceleration pursuant to Section 7.01 of the Indenture, upon the date set for payment of the Redemption Price pursuant to Section 5 hereof, or at maturity of this Security), then, in each such case, the overdue amount shall, to the extent permitted by law, bear interest at the rate applicable to the Securities, compounded semi-annually, which interest shall accrue from the date such overdue amount was originally due to the date of payment of such amount, including interest thereon, has been made or duly provided for. All such interest shall be payable on demand and shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
       Interest will be paid (i) so long as this Security is in the form of a Global Security, to the Depositary in immediately available funds or (ii) if this Security is in the form of a definitive Security, (a) on the definitive Securities having an aggregate principal amount of $10,000,000 or less, by check mailed to the Holders of such Securities, and (b) on the definitive Securities having an aggregate principal amount of more than $10,000,000, by wire transfer in immediately available funds at the written election of the Holders of these Securities.
2.     Method of Payment.
       Subject to the terms and conditions of the Indenture, the Company will make payments in cash in respect of Redemption Prices and at maturity to Holders who surrender Securities to the Paying Agent to collect such payments in respect of the Securities. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may make such cash payments by wire transfer of immediately available funds or check payable in such money.
3.     Paying Agent and Registrar.
       Initially, the Trustee (as defined in Section 4 below) will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice, other than notice to the Trustee; provided, however, that the Company will maintain at least one Paying Agent in the State of New York, City of New York, Borough of Manhattan, which shall initially be an office or agency of the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent or Registrar.

4.     Series.
       This Security is one of a duly authorized issue of securities of the Company, issued or to be issued in one or more series under an indenture dated as of September 3, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (the “Trustee”, which term includes any successor Trustee under the Indenture). All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Pursuant to Section 2.03 of the Indenture, this series of Securities is issued under an officers’ certificate of the Company dated December 3, 2010 (the “Officers’ Certificate”) to establish the terms of this series of Securities, setting forth such terms, to which Indenture and Officers’ Certificate reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
       The initial Securities of this series issued on December 3, 2010 (and any Securities of such series issued in exchange therefor) and any additional Securities of such series issued upon a further reopening of the Securities in accordance with the Indenture (and any Securities of such series issued in exchange therefor) will be treated as a single class for all purposes under the Indenture.
       The Securities are unlimited in aggregate principal amount.
5.     Optional Redemption; No Sinking Fund.
       The Company may at its option redeem the Securities at any time, in whole or in part, at a “make-whole” redemption price (the “Redemption Price”) equal to the greater of:
       (1) 100% of the principal amount of the Securities being redeemed; and
       (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than interest accruing to the date of redemption) on the Securities being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 25 basis points.
       In each case, the Company will pay accrued interest on the principal amount of the Securities being redeemed to, but not including, the redemption date.
       “Comparable Treasury Issue” means, with respect to the Securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Securities.

       “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
       “Independent Investment Banker” means one of the Reference Treasury Dealers that the Company appoints to act as the Independent Investment Banker from time to time.
       “Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and two other primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Company, and in each case, their respective successors, provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company will appoint another Primary Treasury Dealer as a substitute.
       “Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the Securities being redeemed.
       “Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the Remaining Life of the Securities to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.
       If the Company elects to redeem less than all of the Securities, then the Trustee will select the particular Securities to be redeemed in a manner it deems appropriate and fair.
       Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each Holder of the Securities to be redeemed. The notice of redemption will state, among other things, the amount of Securities to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of Securities to be redeemed. Unless the Company defaults in payment of the Redemption Price, on and after the date of redemption, interest will cease to accrue on the Securities or the portions called for redemption.
       No sinking fund is provided for the Securities.
6.     Change of Control.
       If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem the Securities, the Company will make an offer to each Holder of Securities to repurchase all or any part (in a principal amount of $2,000 or an integral multiple of $1,000 above that amount) of that Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
       The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.
       On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:
       (1) accept for payment all Securities or portions of Securities (in a principal amount of $2,000 or an integral multiple of $1,000 above that amount) properly tendered pursuant to the Company’s offer;
       (2) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities or portions of Securities properly tendered; and
       (3) deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities being repurchased by the Company.
       The Paying Agent will promptly mail to each Holder of Securities properly tendered the repurchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided, that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.
       The Company will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities properly tendered and not withdrawn under its offer.
       “Below Investment Grade Rating Event” means the Securities are lowered to below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).
       “Change of Control” means the occurrence of any of the following:
       (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of the Company’s Subsidiaries taken as a whole to any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its Subsidiaries;
       (2) the adoption by the holders of the Company’s Voting Stock of a plan relating to the Company’s liquidation or dissolution;
       (3) the first day during any period of 24 consecutive months on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or
       (4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Company or one of its wholly-owned Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock, measured by voting power rather than number of shares; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the Company’s reincorporation in another state and (ii) the

Company’s shareholders and the number of shares of the Company’s Voting Stock, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical.
       “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
       “Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors (1) who was a member of such Board of Directors on the date of the issuance of the Securities; (2) who was nominated for election or elected to such Board of Directors with the approval of the individuals referred to in clause (1) above constituting at the time of such nomination or election at least a majority of the Board of Directors (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director); or (3) whose nomination or election was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such nomination or election at least a majority of the Board of Directors.
       “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
       “Moody’s” means Moody’s Investors Service, Inc.
       “Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, as amended, selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.
       “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
       “Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
7.     Denominations; Transfer; Exchange.
       The Securities are in fully registered form, without coupons, in minimum denominations of $2,000 of principal amount and integral multiples of $1,000 above that amount. A Holder may transfer or exchange the Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

       The Company shall not be required to exchange or register a transfer of (a) any Security for a period of fifteen days next preceding the first mailing of notice of redemption of Securities or (b) any Securities selected, called or being called for redemption, in whole or in part, except, in the case of any Security to be redeemed in part, the portion thereof not so to be redeemed.
8.     Persons Deemed Owners.
       The registered Holder of this Security may be treated as the owner of this Security for all purposes.
9.     Unclaimed Money or Securities.
       The Trustee and the Paying Agent shall return to the Company any money held by them for the payment of any amount with respect to the Securities that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.
10.     Amendment; Waiver.
         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time outstanding, on behalf of the Holders of all the Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
11.     Obligations Absolute.
         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the place, at the respective times, at the rate and in the coin or currency herein prescribed.
12.     Trustee Dealings with the Company.
         Subject to certain limitations imposed by the Trust Indenture Act of 1939, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

13.     Book-Entry Provisions for Global Securities.
         This Security is in the form of a Global Security as provided in the Indenture. The Global Security for this series initially shall (i) be registered in the name of the Depositary, who shall be The Depository Trust Company or as otherwise identified in or pursuant to the Officers’ Certificate authorizing the issuance of this series of Securities or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear any required legends.
         Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Indenture with respect to this Global Security held on their behalf by the Depositary, or the Trustee as its custodian, or under this Global Security, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of this Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of this Security.
         Transfers of this Global Security shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in this Global Security may be transferred or exchanged for definitive Securities in accordance with the rules and procedures of the Depositary. Definitive Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in this Global Security only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Global Security, or the Depositary has ceased to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice, (ii) the Company in its sole discretion elects not to have the Securities represented by a Global Security and to cause the issuance of definitive Securities or (iii) an Event of Default has occurred and is continuing.
         In connection with any transfer or exchange of a portion of the beneficial interest in this Global Security to beneficial owners pursuant to the immediately preceding paragraph, the Security Registrar shall (if one or more definitive Securities are to be issued) reflect on the Security Register the date and a decrease in the principal amount of this Global Security in an amount equal to the principal amount of the beneficial interest in this Global Security to be transferred, and the Company shall execute, and the Trustee shall authenticate and deliver, one or more definitive Securities of like tenor and amount. In connection with the transfer of this entire Global Security to beneficial owners pursuant to the immediately preceding paragraph, this Global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in this Global Security, an equal aggregate principal amount of definitive Securities of authorized denominations.
         The Holder of this Global Security may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under the Indenture or the Securities.

14.     Restrictive Covenants.
         The Indenture imposes certain limitations on the ability of the Company to consolidate or merge with or into any other person, or sell or transfer all or substantially all of its property and assets to any other person, and on the ability of the Company and its Restricted Subsidiaries to (i) create, incur, assume or suffer to exist specified liens and (ii) enter into Sale and Leaseback Transactions. On or before the first day of October in each year, the Company must report to the Trustee on compliance with such limitations.
15.     No Recourse Against Others.
         A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.
16.     Authentication.
         This Security shall not be valid until an authorized signatory of the Trustee manually signs the Trustee’s Certificate of Authentication on the other side of this Security.
17.     Abbreviations.
         Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
18.     Defeasance.
         The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Company on this Security and (b) certain restrictive covenants and the related Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security. These provisions shall not apply to Section 6 above after a Change of Control Repurchase Event occurs.
19.     GOVERNING LAW.
         THE INDENTURE AND THIS SECURITY WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD AS TO CONFLICT OF LAW PRINCIPLES.
*     *     *

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:
Harris Corporation
1025 West NASA Boulevard
Melbourne, FL 32919
Attn: Treasurer

ASSIGNMENT FORM
To assign this Security, fill in the form below:
(I) or (we) assign and transfer this Security to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint                                          agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Date:

Medallion Signature Guarantee: